Exhibit 99.2

                                                               Source: Empire Energy Corporation International

                                                                                            FOR IMMEDIATE RELEASE

                                                                   For more information contact Malcolm Bendall

                                                                                                        Renner Business Center

                                                                                                       16801 West 116th Street

                                                                                                        Lenexa, KS 66219-9603

                                                                                                                      (913) 469-5615

PRESS RELEASE

           Empire Energy Appoints Keith W. Laing to Board of Directors

Lenexa, Kansas ---(Business Wire) --- October 19, 2005.  Malcolm Bendall, President of Empire Energy Corporation International (Empire) (OTCBB:EEGC  - News) announced today that Keith W. Laing of Melbourne, Australia has been appointed to the Board of Directors.  He brings to the Board extensive experience in the management of treasury activities and operational planning, particularly in the optimal usage of significant mining assets, coal and gas power facilities and labor-intensive service provisioning for large infrastructure projects.  He previously held several executive positions in finance, planning and operations in the State Electricity Commission of Victoria, Australia, for a period of more than 20 years prior to its privatization.  As treasurer of the Commission, he managed a A$2B annual budget and all long term funding requirements. He also served as Operational Planning Engineer for a period of time where he controlled the use of A$8B of worth in plant and equipment as well as the logistical requirements of the distribution and transmission of all assets.

Mr. Laing’s experience in the power industry has also been supplemented by several years in business consulting with a hands-on approach to restoring challenged businesses to positive cash flow and stability.  He operated his own consulting company specializing in operations research, business recoveries and advice on business matters, particularly to companies involved in electricity generation, gas transportation, electricity transmission and distribution, and marketing.  He is recognized as an international expert in power systems reliability.

Mr. Bendall, said "This appointment is of great significance to Empire Energy. Keith Laing brings proven management experience with organizations involved in mining and metals processing, energy and power development, gas utilization and transportation as well as materials handling, all of which are important in the future activities of the Empire."